Booz Allen Hamilton Appoints Troy Lahr Chief Financial Officer; Names Kristine Martin Anderson President MCLEAN, Virginia – April 27, 2026 – Booz Allen Hamilton (NYSE: BAH) today announced senior leadership appointments that strengthen the company’s position as an advanced technology provider for U.S. federal and global commercial markets. Effective May 4, 2026, Troy Lahr  has been appointed Executive Vice President and Chief Financial Officer. Lahr brings more than 25 years of financial and business leadership experience for both commercial tech and defense companies. As CFO he will oversee the company’s fiscal performance, capital structure, M&A, and related financial operations, reporting directly to Chairman of the Board and Chief Executive Officer Horacio Rozanski. Lahr was most recently CFO at Sierra Space, where he led the company’s financial strategy and performance including accounting and reporting, controllership, financial planning and analysis, tax, and treasury. Prior to that, he was CFO of Boeing’s $27 billion Defense, Space & Security business, following roles of increasing responsibility across the company including head of corporate investor relations, controller, and senior manager of mergers and acquisitions. Lahr began his career with more than a decade in investment banking as an aerospace and defense equity analyst for Stifel. “Troy’s deep and differentiated experience helps position Booz Allen for accelerated growth and bold transformation,” said Rozanski. “His success driving performance across large portfolios and leading through change will be a powerful asset as we work together to advance our next chapter.” Effective May 1, 2026, Chief Operating Officer Kristine Martin Anderson will assume the additional position of President.  Anderson, who has also been acting CFO since February 2026, will continue to report to Rozanski. “Kristine is the driving force in executing Booz Allen’s growth strategy and leading operations as we accelerate our technology transformation,” said Rozanski. “This position reflects her success as COO and her leadership across our entire business. I look forward to continuing to partner with her as we advance our strategic priorities and build the future of Booz Allen.” Anderson has been a leader at Booz Allen for 20 years and became COO in 2022. She previously led the company’s Civil Sector business with a focus on modernizing and transforming missions across U.S. federal civilian departments and agencies, following other senior positions driving growth and innovation.

Also effective May 1, 2026, Executive Vice President and Chief Strategy Officer Shannon Fitzgerald will be promoted to President of the Civil Sector. Richard Crowe, Executive Vice President and President of the Civil Sector, has been appointed Chief Growth Officer.   About Booz Allen Hamilton Booz Allen is the advanced technology company delivering outcomes with speed for America’s most critical defense, civil, and national security priorities. We build technology solutions using AI, cyber, and other cutting-edge technologies to advance and protect the nation and its citizens. By focusing on outcomes, we enable our people, customers, and their missions to succeed—accelerating the nation to realize our purpose: Empower People to Change the World®. With global headquarters in McLean, Virginia, our company employs approximately 31,600 people globally as of December 31, 2025, and had revenue of $12.0 billion for the 12 months ended March 31, 2025. To learn more, visit www.boozallen.com BAHPR-CO Contacts Media Relations: Jessica Klenk, Klenk_Jessica@bah.com Investor Relations: Investor_Relations@bah.com